SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                          Date of Report: April 9, 2002
                          -----------------------------

                          DEL GLOBAL TECHNOLOGIES CORP.
                          -----------------------------
             (Exact name of registrant as specified in its charter)

                                     0-3319
                                     ------
                            (Commission File Number)

                                   13-1784308
                                   ----------
                      (IRS Employer Identification Number)

                                    New York
                                    --------
                            (State of Incorporation)

                    1 Commerce Park, Valhalla, New York 10595
                    -----------------------------------------
                    (Address of principal executive offices)

                                  914-686-3600
                                  ------------
              (Registrant's Telephone Number, including area code)

Item 5. Other Events.

The Audited Consolidated Balance Sheets of the Registrant and its Subsidiaries as of July 28, 2001 and July 29, 2000, and the Related Statements of Operations, Stockholders' Equity, and Cash Flows for the Fiscal Year ended July 28, 2001 are being filed as Exhibit 1 hereto.

SIGNATURES
----------

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      DEL GLOBAL TECHNOLOGIES CORP.

                                      By: /s/ Samuel E. Park
                                          --------------------------------------
Dated: April 9, 2002                      Samuel E. Park,
                                          President and Chief Executive Officer

                                    EXHIBIT 1

Del Global Technologies Corp.
and Subsidiaries

Independent Auditors' Report

Consolidated Financial Statements

Year Ended July 28, 2001
Consolidated Balance Sheet
July 29, 2000

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Del Global Technologies Corp.
Valhalla, New York

We have audited the accompanying consolidated balance sheets of Del Global Technologies Corp. and subsidiaries as of July 28, 2001 and July 29, 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for the fiscal year ended July 28, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Del Global Technologies Corp. and subsidiaries at July 28, 2001 and July 29, 2000, and the results of their operations and their cash flows for the fiscal year ended July 28, 2001, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, New York
March 25, 2002

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(Dollars in Thousands)
--------------------------------------------------------------------------------

                                                             July 28,   July 29,
                                                              2001       2000
                                                             --------   --------

ASSETS

CURRENT ASSETS:
  Cash and cash equivalents                                  $ 1,402    $   888
  Marketable securities                                          379      1,348
  Trade receivables (net of allowance for doubtful
     accounts of $607 and $604 for 2001 and 2000,
       respectively)                                          19,026     19,167
  Inventory (net of allowance of $5,198 and
    $6,421 for 2001 and 2000, respectively)                   27,528     29,234
  Deferred income tax assets - current                         4,643      3,586
  Prepaid expenses and other current assets                      391      1,265
                                                             -------    -------
           Total current assets                               53,369     55,488
                                                             -------    -------

NON-CURRENT ASSETS:
  Refundable income taxes                                      3,829      3,341
  Fixed assets, net                                            9,731     12,129
  Deferred income tax assets - non-current                     9,796      5,454
  Goodwill, net                                                3,450      4,408
  Other intangible assets, net                                   666        857
  Other assets                                                   817      1,128
                                                             -------    -------
           Total non-current assets                           28,289     27,317
                                                             -------    -------
TOTAL ASSETS                                                 $81,658    $82,805
                                                             =======    =======

See notes to consolidated financial statements

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(Dollars in Thousands, except share data)
--------------------------------------------------------------------------------

                                                           July 28,    July 29,
                                                             2001        2000
                                                           --------    --------
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Short-term credit facilities                             $  4,450    $  1,981
  Callable debt                                               8,500       4,804
  Current portion of long-term debt                             790         667
  Accounts payable - trade                                    7,823      12,060
  Accrued liabilities                                         8,825       6,721
  Deferred compensation liability                               228       1,577
  Income taxes payable                                          484         347
                                                           --------    --------
           Total current liabilities                         31,100      28,157
                                                           --------    --------

NON-CURRENT LIABILITIES:
  Long-term debt                                              4,703       5,952
  Obligation to issue subordinated note                       1,519          --
  Other long-term liabilities                                 1,927       2,395
                                                           --------    --------
           Total non-current liabilities                      8,149       8,347
                                                           --------    --------

           Total liabilities                                 39,249      36,504
                                                           --------    --------

COMMITMENTS AND CONTINGENCIES (Note 10)                          --          --

MINORITY INTEREST IN SUBSIDIARY                                 618         239
                                                           --------    --------

SHAREHOLDERS' EQUITY:
  Common stock - $.10 par value;
       authorized - 20,000,000 shares;
       issued - 8,476,081 shares at July 28, 2001
       and 8,557,951 shares at July 29, 2000                    847         856
  Additional paid-in capital                                 52,187      52,139
  Obligation to issue shares and warrants                     4,410          --
  Accumulated other comprehensive loss                         (391)       (189)
  Accumulated deficit                                        (9,760)     (1,239)
  Less common stock in treasury - 628,566 shares at
       July 28, 2001 and 629,437 shares at July 29, 2000     (5,502)     (5,505)
                                                           --------    --------
           Total shareholders' equity                        41,791      46,062
                                                           --------    --------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                 $ 81,658    $ 82,805
                                                           ========    ========

See notes to consolidated financial statements

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS
(Dollars in Thousands, except per share amounts)
--------------------------------------------------------------------------------

                                                                   Fiscal Year
                                                                     Ended
                                                                    July 28,
                                                                      2001
                                                                   -----------

NET SALES                                                           $ 92,955
                                                                    --------

COST OF SALES                                                         74,091
                                                                    --------

GROSS MARGIN                                                          18,864
                                                                    --------

  Selling, general and administrative                                 17,253
  Research and development                                             2,876
  Litigation settlement costs                                          9,759
  Facilities reorganization costs                                        822
                                                                    --------
            Total operating expenses                                  30,710

OPERATING LOSS                                                       (11,846)
                                                                    --------

  Interest expense, net                                                1,308
  Other income                                                           (74)
                                                                    --------
LOSS BEFORE INCOME TAX BENEFIT
  AND MINORITY INTEREST                                              (13,080)

INCOME TAX BENEFIT                                                    (4,938)

                                                                    --------
LOSS BEFORE MINORITY INTEREST                                         (8,142)

MINORITY INTEREST                                                        379
                                                                    --------

NET LOSS                                                            $ (8,521)
                                                                    ========

NET LOSS PER BASIC AND DILUTED SHARES                               $  (1.09)
                                                                    ========

See notes to consolidated financial statements

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE FISCAL YEAR ENDED JULY 28, 2001
(Dollars in Thousands)
--------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                                                $(8,521)
Adjustments to reconcile net loss to
  net cash used in operating activities
   Depreciation and amortization                                          2,955
   Deferred income tax benefit                                           (5,207)
   Loss on sale of fixed assets                                               9
   Non cash facilities reorganization charge                                499
   Gain on sale of marketable securities                                   (272)
   Loss on sale of investment                                               190
   Non cash litigation settlement costs                                   5,929
   Non cash pension cost                                                     22
   Non cash compensation expense                                            249
   Minority Interest                                                        379
   Stock based compensation expense                                         150

  Changes in operating assets and liabilities:

      Decrease in trade receivables                                        (525)
      Decrease in inventory                                               1,165
      Decrease in prepaid expenses and
        other current assets                                                835
      Increase in other assets                                              (69)
      Increase in refundable income taxes                                  (488)
      Decrease in accounts payable - trade                               (3,839)
      Increase in accrued liabilities                                     2,274
      Payment of deferred compensation liability                         (1,349)
      Increase in income taxes payable                                      142
      Decrease in other long-term liabilities                              (332)
                                                                        -------
Net cash used in operating activities                                    (5,804)
                                                                        -------

CASH FLOWS FROM INVESTING ACTIVITIES
  Fixed asset purchases                                                    (677)
  Net proceeds from sale of marketable securities                         1,241
  Proceeds from sale of investment                                           60
                                                                        -------
Net cash provided by investing activities                                   624
                                                                        -------

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from bank borrowings                                           7,539
  Repayment of bank borrowings                                           (1,734)
  Stock repurchase                                                         (108)
                                                                        -------
Net cash provided by financing activities                                 5,697
                                                                        -------
EFFECT OF EXCHANGE RATE CHANGES                                              (3)
                                                                        -------

CASH AND CASH EQUIVALENTS INCREASE FOR THE YEAR                             514
CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE YEAR                      888
                                                                        -------
CASH AND CASH EQUIVALENTS AT THE END OF THE YEAR                        $ 1,402
                                                                        =======

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for interest                              $ 1,229
  Cash paid during the period for income taxes                              488

See notes to consolidated financial statements

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS EQUITY AND COMPREHENSIVE LOSS FOR THE FISCAL YEAR ENDED JULY 28, 2001
(Dollars in Thousands, except share data)
--------------------------------------------------------------------------------

                                                                           Obligation   Accumulated
                                        Common Stock Issued   Additional    to issue       Other
                                        -------------------    Paid-In      Shares &    Comprehensive    Accumulated   Comprehensive
                                        Shares       Amount    Capital      Warrants        Loss           Deficit        (Loss)
                                        ------       ------   ----------   ----------   -------------    -----------   -------------
BALANCE, JULY 29, 2000                8,557,951      $  856   $  52,139                    $  (189)       $ (1,239)

  Shares and warrants to be issued
    for litigation settlement                                               $   4,410

  Shares repurchased

  Compensation cost of
    nonemployee stock options

    and warrants issued                                             150

  Stock Option exercise reversal        (81,870)         (9)       (102)

Comprehensive Loss:
  Foreign Exchange                                                                            (202)                       $   (202)

  Net loss                                                                                                  (8,521)         (8,521)
                                                                                                                          --------

Comprehensive Loss                                                                                                        $  8,723
                                                                                                                          ========

                                      ---------      ------   ---------     ---------      -------        --------
BALANCE, JULY 28, 2001                8,476,081      $  847   $  52,187     $   4,410      $  (391)       $ (9,760)
                                      =========      ======   =========     =========      =======        ========

                                                 Treasury Stock
                                            Shares       Amount       Total
                                           --------    --------      ---------



BALANCE, JULY 29, 2000                      629,437    $ (5,505)     $ 46,062

  Shares and warrants to be issued
    for litigation settlement                                           4,410

  Shares repurchased                         11,500        (108)        (108)

  Compensation cost of
    nonemployee stock options

    and warrants issued                                                   150

  Stock Option exercise reversal            (12,371)        111            --

Comprehensive Loss:
  Foreign Exchange                                                       (202)

  Net loss                                                             (8,521)


Comprehensive Loss


                                            -------   --------       -------
BALANCE, JULY 28, 2001                      628,566   $ (5,502)      $ 41,791
                                            =======   =========      ========

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF JULY 28, 2001 AND JULY 29, 2000 AND FOR THE
FISCAL YEAR ENDED JULY 28, 2001.
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Description of Business Activities - Del Global Technologies Corp. ("Del") together with its subsidiaries (collectively, the "Company"), is engaged in two major lines of business: Medical Imaging Systems and Power Conversion subsystems and products. The Medical Imaging Systems segment designs, manufactures and markets imaging and diagnostic systems consisting of stationary and portable x-ray imaging systems, radiographic/fluoroscopic systems, mammography systems and dental systems. The Power Conversion Group segment designs, manufactures and markets proprietary precision power conversion and noise suppression subsystems and products for medical as well as critical industrial applications.

      Principles of Consolidation - The consolidated financial statements prepared on the accrual basis of accounting, which conform to accounting principles generally accepted in the United States of America, include the accounts of Del and its subsidiaries. All material intercompany accounts and transactions have been eliminated.

      Use of Estimates - The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated balance sheets. Actual results could differ from those estimates.

      Significant estimates underlying the accompanying consolidated financial statements include the allowance for doubtful accounts, allowance for obsolete and excess inventory, realizability of deferred income tax assets, recoverability of intangibles and other long-lived assets, and future obligations associated with the Company's litigation.

      Accounting Period - The Company's fiscal year-end is based on a 52/53-week cycle ending on the Saturday nearest to July 31.

      Cash and Cash Equivalents - The Company considers highly liquid instruments readily convertible to known amounts of cash with original maturities of three months or less measured from their acquisition date to be cash equivalents.

      Marketable Securities - The Company classifies all of its marketable securities as trading. Trading securities are carried at fair value, with the unrealized gains and losses reported as a component of income. Marketable securities are classified in the consolidated balance sheets as current assets. The cost of securities sold is based on the specific identification method.

      Inventories - Inventories are stated at the lower of cost or market value. Cost comprises direct materials and, where applicable, direct labor costs and those overheads that have been incurred in bringing the inventories to their present location and condition. Engineering costs incurred to set up products to be manufactured for a customer purchase order are capitalized when the scope of the purchase order indicates that such costs are recoverable. Such costs are included in work-in-process inventory and amortized on a units shipped basis over the life of the customer order from the date of first shipment. Cost is calculated using the FIFO method. Market value represents the estimated selling price less all estimated costs to completion and costs to be incurred in marketing, selling and distribution.

      Fixed Assets, Net - Fixed assets, net are stated at cost less accumulated depreciation and amortization. Replacements and major improvements are capitalized; maintenance and repairs are expensed as incurred. Gains or losses on asset dispositions are included in the determination of net income. Depreciation is computed utilizing the straight-line method. With respect to leasehold improvements, the cost of leasehold improvements is amortized over the shorter of the useful life or the term of the lease.

      Depreciable lives are generally as follows:

           Description                                           Useful Lives

           Buildings                                                 25-33
           Machinery and equipment                                    5-15
           Furniture and fixtures                                     5-10
           Transportation equipment                                    3-4
           Computer and other equipment                                3-7

      Recoverability of Long-Lived Assets - The Company evaluates the carrying amounts of long-lived assets (including intangibles) to determine if events have occurred which would require modification to the carrying values. In evaluating carrying values of long-lived assets, the Company reviews certain indicators of potential impairment, such as undiscounted projected cash flows and business Plans. In the event that impairment has occurred, the fair value of the related asset is determined and the Company records a charge to operations calculated by comparing the asset's carrying value to the estimated fair value. The Company estimates fair value based on the best information available making whatever estimates, judgments and projections are considered necessary.

      Deferred Financing Costs, Net - Financing costs, including fees, commission and legal expenses are capitalized and amortized on a straight line basis, which approximates the interest method, over the term of the relevant loan. Amortization of deferred financing costs is included in interest expense (income), net.

      Goodwill, Net - Goodwill represents the excess of the cost of acquisitions over the fair value of the identifiable assets acquired and liabilities assumed. Goodwill is amortized on a straight-line basis over 15 to 25 years. Accumulated amortization for goodwill was $1,155 and $1,046 at July 28, 2001 and July 29, 2000, respectively.

      Other Intangibles, Net - Other intangible assets are patents, trademarks, manufacturing rights, customer lists and non-compete agreements acquired with the purchase of certain assets of a subsidiary. Intangibles are being amortized on a straight-line basis over their estimated useful lives, which range from 5 to 10 years. The cost of renewing patents and trademarks are charged to the operations as incurred. Accumulated amortization for intangibles was $1,298 and $1,134 at July 28, 2001 and July 29, 2000, respectively.

      Revenue Recognition - Sales of goods are recognized when goods are shipped and title has passed.

      Research and Development Costs - Research and development costs are recognized as an expense in the period in which they are incurred.

      Income Taxes - Deferred income tax assets and liabilities represents the effects of the differences between the income tax basis and financial reporting basis of assets and liabilities at the tax rates expected at the time the deferred tax liability or asset is expected to be settled or realized.

      Loss Per Share - Loss per share are computed by dividing net loss by the weighted average number of common shares outstanding during the year. Options to purchase common stock have been excluded from the calculation of loss per share because their inclusion would be antidilutive.

      Financial Instruments - The carrying amount of the Company's financial instruments, which include cash equivalents, marketable securities, accounts receivable, short-term credit facilities, callable debt and accounts payable, approximates their fair value at July 28, 2001, and July 29, 2000.

      Concentration of Credit Risk - Financial instruments, which potentially subject the Company to concentrations of credit risk, are cash equivalents, investments in marketable securities and trade receivables. With respect to accounts receivable, the Company limits its credit risk by performing ongoing credit evaluations and, when deemed necessary, requiring letters of credit, guarantees or collateral. Management does not believe significant risk exists in connection with the Company's concentrations of credit at July 28, 2001.

      Stock-Based Compensation - The Company accounts for stock based employee compensation arrangements in accordance with Accounting Principles Board Opinion ("APB") No. 25, Accounting for Stock Issued to Employees, and complies with the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation. Under APB 25, compensation expense is based on the difference, if any, between the fair value of the Company's stock and the exercise price of the option. Options are generally granted at the fair market value at the date of grant. The Company accounts for equity instruments issued to non employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force ("EITF") Issue No. 96-18 Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The measurement date of the fair value of the equity instruments issued is the date on which the counter party's performance is complete.

      Recent Accounting Pronouncements - Effective July 30, 2000, the Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and its corresponding amendments under SFAS No. 138. SFAS 133 requires the Company to measure all derivatives, including certain derivatives embedded in other contracts, at fair value and to recognize them in the consolidated balance sheet as an asset or liability, depending on the Company's rights or obligations under the applicable derivative contract. The adoption of SFAS 133 as of July 30, 2000 did not have an impact on the Company's consolidated financial statements.

      During July 2001, the FASB issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires the use of the purchase method of accounting for all business combinations initiated after June 30, 2001. Additionally, this statement further clarifies the criteria for recognition of intangible assets separately from goodwill for all business combinations completed after June 30, 2001, as well as requiring additional disclosures for business combinations. SFAS No. 142 requires that goodwill acquired after June 30, 2001 no longer be subject to amortization over their estimated useful lives. Beginning on August 3, 2002, amortization of goodwill will no longer be permitted and the Company will be required to assess these assets for impairment annually, or more frequently if circumstances indicate a potential impairment. Furthermore, this statement provides specific guidance for testing goodwill for impairment. Transition-related impairment losses, if any, which result from the initial assessment of goodwill and certain intangible assets would be recognized by the Company as a cumulative effect of accounting change on August 3, 2002. The Company has not yet determined the impact, if any, that the adoption of this statement will have on its consolidated financial statements.

      SFAS No. 143, Accounting for Asset Retirement Obligations, was issued in June 2001. This statement addresses financial accounting and reporting for the obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Company has not yet determined the impact, if any, that the adoption of this statement will have on its consolidated financial statements.

      SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, was issued in October 2001. SFAS No. 144 replaces SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. SFAS No. 144 requires that long-lived assets whose carrying amount is not recoverable from its undiscounted cash flows be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable or include amounts for operating losses that have not yet occurred. SFAS No. 144 also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. The provisions of SFAS No. 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001 and are to be applied prospectively. The Company has not yet determined the impact, if any, that the adoption of this statement will have on its consolidated financial statements.

      Reclassifications - Certain reclassifications have been made to the 2000 balance sheet to conform with the presentation adopted in 2001.

2.    MARKETABLE SECURITIES AND DEFERRED COMPENSATION

      At July 28, 2001 and July 29, 2000, marketable securities consisted of corporate debt, United States Treasury bonds, and equity securities classified as trading and recorded at fair market value.

      The cost and fair value of marketable securities classified as trading at July 28, 2001 and July 29, 2000, based on maturity dates are as follows:

                                                              July 28, 2001           July 29, 2000
                                        Maturity          --------------------     --------------------
       (Dollars in Thousands)             Dates           Cost      Fair Value       Cost    Fair Value

      Corporate debt securities         2001-2003         $353        $320           $640      $  733

      Equity securities                                     68          59            524         615
                                                          -----       -----        -------     ------

      Total                                               $421        $379         $1,164      $1,348
                                                          ====        ====         ======      ======

      The Company's investments consisted of $59 and $1,311 at July 28, 2001 and July 29, 2000, respectively, intended for use by management for the deferred compensation of the Company's former Chief Executive Officer ("CEO") and certain key executives. Further, $23 and $106 of cash at July 28, 2001 and July 29, 2000, respectively, was intended for use by management for deferred compensation for a total liability of $228 and $1,577 at July 28, 2001 and July 29, 2000, respectively.

      Gains and losses, either recognized or unrealized, are for the benefit or detriment of these key executives' individual deferred compensation.

      In connection with the termination of employment of the Company's former Chief Executive Officer, and certain other executives during the second and third quarters of fiscal year 2001, $1,442 of the amounts included in deferred compensation was paid to the terminated executives by liquidating the investments.

3.    INVENTORY

      Inventory consists of the following:

                                             July 28, 2001     July 29, 2000
                                             -------------     -------------

      Raw materials and purchased parts           $ 13,671          $ 13,889
      Work-in-process                               15,069            13,333
      Finished goods                                 3,986             8,433
                                                  --------          --------
                                                    32,726            35,655
      Less allowance for obsolete and
        excess inventory                            (5,198)           (6,421)
                                                  --------          --------

      Total inventory, net                        $ 27,528          $ 29,234
                                                  ========          ========

      The Company has pledged all of its inventories in the United States of America having a carrying amount of approximately $20,400 and $24,000 at July 28, 2001 and July 29, 2000, respectively, to secure its credit facilities with its bank.

4.    FIXED ASSETS

      Fixed assets consist of the following:

                                             July 28, 2001     July 29, 2000
                                             -------------     -------------

      Land                                        $    694          $    694
      Buildings                                      4,832             5,065
      Machinery and equipment                       13,620            13,720
      Furniture and fixtures                         1,379             1,537
      Leasehold improvements                         1,408             1,524
      Transportation equipment                          19                35
      Computers and other equipment                  3,245             3,090
                                                  --------          --------
                                                    25,197            25,665
      Less accumulated depreciation and
        amortization                               (15,466)          (13,536)
                                                  --------          --------

      Fixed assets, net                           $  9,731          $ 12,129
                                                  ========          ========

      The Company has pledged all of its machinery and equipment in the United States of America having a carrying amount of approximately $6,284 and $8,370 at July 28, 2001 and July 29, 2000, respectively, to secure its credit facilities with its bank.

      Depreciation expense for fiscal year ended 2001 was $2,172.

5.    DEBT AND OBLIGATION TO ISSUE SUBORDINATED NOTE

      Callable debt is summarized as follows:

                                               July 28, 2001    July 29, 2000
                                               -------------    -------------
                                                 Due Within        Due Within
                                                   One Year          One Year

      Acquisition credit line                      $   --            $1,199

      Revolving line of credit                      8,500             3,500

      Other Loans                                      --               105
                                                   ------            ------

                                                   $8,500            $4,804
                                                   ======            ======

      As a result of the delay in issuing the July 29, 2000 financial statements, the Company is not in compliance with the terms of its U.S. credit agreement, and the amounts outstanding under such agreement ($8,500 and $4,804 at July 28, 2001, and July 29, 2000, respectively), are callable by the lenders. The Company's U.S. subsidiaries' cash and investment balances at July 28, 2001, are not sufficient to fund the repayment of the amounts owed under the U.S. subsidiaries' debt agreement.

      On March 21, 2002, the Company signed a commitment letter for working capital financing with a replacement lender. This new credit facility is for $10 million. Conditions for closing of this new credit facility are customary for these types of agreements, and management believes that it will be able to close this new financing during the fourth quarter of fiscal 2002.

      The Company's current credit facility at its US subsidiaries with its lending bank is comprised of an acquisition credit line of $15,000 and a revolving line of credit of $10,000. At July 28, 2001, the Company has letters of credits outstanding of $1,327 with its bank.

      Interest under the U.S. credit facility is at prime, or at the Company's option, at a rate tied to LIBOR. The interest rate on the revolving line of credit is at prime, which was 7.0% and 8.0% at July 28, 2001 and July 29, 2000, respectively. The credit facility is subject to commitment fees of 1/4% on the daily-unused portion of the facility, payable quarterly. Management believes that its debt obligations are stated at fair value, because the interest rates on its credit lines are indexed with either the Prime Rate or LIBOR.

      Borrowings under this U.S. credit facility were on an unsecured basis; however, in April 2001, the Company granted a security interest to the lender in certain accounts receivable, inventory, and machinery and equipment. Because of the continued non-compliance with the terms of the credit agreement, the Company negotiated a Forbearance Agreement with the lender in June 2001. The Forbearance Agreement provided that the lender would forbear from instituting any remedies under the credit agreement for the period of the Forbearance Agreement. In exchange for this forbearance, the Company paid the lender $100. In addition, as of June 1, 2001, the lender increased the interest rate on the credit facility 2%, the default rate pursuant to the credit agreement. The Forbearance Agreement initially covered the period to September 15, 2001. In September 2001, the Company and the lender extended the Forbearance Agreement until November 30, 2001, and agreed that the Company would make up to $750 of repayments under the facility prior to November 30, 2001, and would pay an $80 forbearance fee. The Forbearance Agreement has not been extended beyond November 30, 2001. The lender has not taken action against the company or called the debt.

      In addition to the credit facilities at the US subsidiaries discussed above, the Company's Italian subsidiary has certain short-term credit facilities, with interest rates ranging from 5.5% to 12.6%. The total amount outstanding on the short-term credit facilities at July 28, 2001 was $4,450.

      Long-Term Debt - Long-term debt was comprised of long-term debt on the Company's Italian subsidiary of $5,255 and $6,169 at July 28, 2001 and July 29, 2000, respectively, and a note payable of $238 and $450 at July 28, 2001 and July 29, 2000, respectively, with an effective interest rate of 12% in connection with the acquisition of a domestic subsidiary.

                                                        July 28, 2001    July 29, 2000       Interest Rate
                                                        -------------    -------------       -------------
      Italian subsidiary's total long-term debt:
        Capital lease obligation                           $ 2,430          $  2,703                 6.7%
        Medium-term credit facilities with
        commercial institutions: variable rate               1,316             1,432       Euribor + 1.0%
                                 fixed rate                    128               418                 5.7%
        Italian Government long-term loans                   1,381             1,616                 3.4%
                                                           -------          --------

                                                             5,255             6,169
      U.S. subsidiary long-term debt                           238               450                  12%
                                                           -------          --------
                                                             5,493             6,619

               Less: current portion                          (790)             (667)
                                                           -------          --------

               Long-term debt                              $ 4,703          $  5,952
                                                           =======          ========

      The variable interest rate at July 29, 2001 on the medium-term credit facility, based on the formula Euribor + 1%, amounts to 5.4%.

      The principal of medium-term credit facility at a variable interest rate is payable on a semi-annual basis, interest payments are due on a quarterly basis. Payments are due from September 2001 until March 2007. The outstanding balance for the medium-term credit facility at a fixed rate is due on September 2001, which represents the last payment. Payments relating to the two Italian Government long-term loans are due annually from February 2002 until February 2010 and from September 2002 until September 2010, respectively. The U.S. subsidiary long-term debt is payable annually, with the last payment due November 2001.

      Obligation to Issue Subordinated Note - In connection with the preliminary settlement reached on July 26, 2001 with the plaintiffs in the class action litigation, the Company recorded the present value at 12% of a $2,000 subordinated note to be issued and due five years after issuance. The note which will be issued in April 2002, bears interest at 6% per annum and with a discounted present value of $1,519 at July 28, 2001.

      The Company is obligated to make principal payments under its long-term debt and obligation to issue subordinated note ("Debt") and capital lease as follows:

                                                         Capital
         Fiscal Year Ending                   Debt        Lease        Total

      2002                                   $  717      $  235
      2003                                      353         245
      2004                                      358         258
      2005                                      362         258
      2006 and beyond                         2,792       1,939
      Purchase option                            --         658
                                             ------      ------

      Total payments                          4,582       3,593

      Less imputed interest                      --      (1,163)
                                             ------      ------

      Total                                  $4,582      $2,430       $7,012
                                             ======      ======       ======

6.    EMPLOYEE BENEFITS

      The Company has employee benefit Plans for eligible employees. One of the Plans is a profit sharing Plan, which provides for contributions as determined by the Board of Directors. The contributions can be paid to the Plan in cash or common stock of the Company. No contribution was authorized for fiscal year ended 2001. The Plan also incorporates a 401(k) Retirement Plan that is available to substantially all employees, allowing them to defer a portion of their salary. The Company also has a defined benefit Plan frozen effective February 1, 1986.

7.    SEGMENT REPORTING

      The Company has two reportable segments which are Medical Imaging Systems and Power Conversion Group. Operating segments are defined as components of an enterprise, about which separate financial information is available, that is evaluated regularly by the chief decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. The Company's chief operating decision making group is comprised of the Chief Executive Officer and the senior executives of the Company's operating segments. The Company evaluates its operating segments based on operating income/(loss).

      Other represents the costs associated with the litigation settlement.

      The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Revenues are attributable to geographic areas based on the location of the customers.

Selected financial data of these segments is as follows:

                                                             Medical         Power
                                                             Imaging       Conversion
                                                             Systems          Group           Other          Total
                                                            --------        --------        --------       ---------
      Net sales to external customers                       $ 46,528        $ 46,427        $     --       $  92,955
                                                            --------        --------        --------       ---------
      Cost of sales                                           37,234          36,857              --          74,091
                                                            --------        --------        --------       ---------

      Gross Margin                                             9,294           9,570              --          18,864

      Selling, general and administrative                      7,334           9,919              --          17,253
      Research and development                                 1,552           1,324              --           2,876
      Litigation settlement costs                                 --              --           9,759           9,759
      Facilities reorganization costs                             52             770              --             822
                                                            --------        --------        --------       ---------

                  Total operating expenses                     8,938          12,013           9,759          30,710
                                                            --------        --------        --------       ---------

      Operating income / (loss)                             $    356        $ (2,443)       $ (9,759)        (11,846)
                                                            ========        ========        ========       =========
      Interest  expense                                                                                        1,308
      Other income                                                                                               (74)
                                                                                                           ---------

      Loss before income tax benefit
        and minority interest                                                                              $(13,080)
                                                                                                           =========

      Depreciation                                          $    267        $  1,905              --       $   2,172
      Amortization                                               369             414              --             783

      Segment  Assets                                         30,603          32,786          18,269          81,658

      Expenditures for segment assets, net                       485             192              --             677

      Intersegment sales were $33 for fiscal year ended July 28, 2001. Segment assets of $19,502 are located in Italy.

      Major Customers and Export Sales - During fiscal year ended July 28, 2001, no one customer accounted for more than 10% of the Company's consolidated net sales.

      Export sales were 30% of the Company's consolidated net sales in fiscal year ended July 28, 2001.

Net sales by geographic areas were:

United States                       $65,381        70%
Europe                               17,900        19%
Other North America                   3,647         4%
Far East                              2,765         3%
South America                         1,444         2%
Africa                                  951         1%
Middle East                             749         1%
Australia                               118         0%
                                    -------       ---
                                    $92,955       100%
                                    =======       ===

8.    SHAREHOLDERS' EQUITY

      Obligation to issue Shares and Warrants - The Company's Obligation to issue shares and warrants included in the shareholder's equity section, reflect the terms of the settlement reached in July 2001 in connection with a class action complaint brought by shareholders against the Company and other parties. As a result of the settlement, the Company is obligated to issue subordinated notes, shares and warrants to certain shareholders. The equity portion of the settlement totaled $4,410 and appears as "Obligation to issue Shares and Warrants" in the consolidated balance sheet and consolidated statement of shareholders' equity. Common shares were valued at $3,750 and warrants at $660. These shares and warrants were revalued at January 29, 2002 when final court approval was obtained, with a resulting increase in value of $7,000.

      Stock Buy-Back Program - In September 2000, the Board of Directors approved an additional repurchase of $3,000 of the Company's common stock bringing the total authorized to $7,500. Prior year approvals were made in April of 1997, 1998 and 1999 for $1,500 each. During the fiscal years ended July 28, 2001 and July 29, 2000, the Company repurchased a total of 489,806 and 478,306 shares for $4,502 and $4,389, respectively. Of the total purchases, 189,200 of these shares were repurchased from the Company's former Chief Executive Officer for $1,851.

      Nonqualified Stock Option Plan and Warrants - The Company has a nonqualified stock option plan under which a total of 3,874,293 options to purchase common stock may be granted. Substantially, all of the options granted under this Plan provide for graded vesting and vest at a rate of 25% per year, beginning one year from the date of grant, expiring fifteen years from the date they are granted. The option price per share is determined by the Board of Directors, but cannot be less than 85 percent of fair market value of a share at the date of grant. All options to date have been granted at the fair market value of the Company's stock at the date of grant. No options can be granted under this plan subsequent to December 31, 2009.

      As of July 28, 2001, the Company granted a total of 936,870 options during the fiscal year 2001, 50,000 in July and September at prices ranging from $8.63 to $9.13, 81,870 in December at $1.36 and 805,000 granted in April 2001 at $1.00 per share. Newly appointed Corporate Officers received 310,000 options while various employees, directors and consultants received 545,000. No options were exercised during the fiscal year ended July 28, 2001.

      In December 2000, the Company's Board of Directors approved the recession of 81,870 shares previously exercised by one of its members. The transaction has been reflected in the consolidated statement of changes in shareholder equity. Shares originally used to exercise the option recorded as treasury have also been adjusted and reflected in the consolidated statement of changes in shareholder equity. The Company recorded an expense in connection with the recession and deferred tax assets were adjusted accordingly for the previous tax benefit recognized.

      In December 2000, the Board of Directors approved an extension of time to exercise for all stock option holders. The extension covers all options which would have expired during the period from the stock de-listing date up to the date that the shares finally become re-listed. This extension will allow stock option holders a period of six months from the date of re-listing to exercise vested options which may have expired without the extension.

      As of July 29, 2000, the Company has granted options to purchase 1,051,974 shares to the former Chief Executive Officer and 372,149 shares to former officers. At July 29, 2000, the former Chief Executive Officer had 463,007 outstanding options, and former officers who left during fiscal 2001 had 141,888 outstanding options all of which were subsequently cancelled or expired. One retired former officer was granted 178,667 options, which are still outstanding. In addition, one former officer was granted 77,790 shares and 1,651,920 shares were granted to various employees and consultants. Former officers and directors' exercised 230,251 options and various employees and consultants exercised 43,193 options during the fiscal year ended July 29, 2000.

Option Activity

The following stock option information is as of:

                                                   July 28, 2001   July 29, 2000

      Granted and outstanding, beginning of year    1,503,683
      Granted                                         936,870
      Exercised                                            --
      Cancelled and forfeited                        (615,498)
                                                    ----------

      Outstanding at end of year                    1,825,055        1,503,683
                                                   ==========       ==========

      Exercisable at end of year                    1,064,935        1,001,673
                                                   ==========       ==========

      As of July 28, 2001 the distribution of stock option exercise prices is as follows:

                                           Options Outstanding                         Options Exercisable
                                   -------------------------------------      ---------------------------------
                                      Number of       Weighted Remaining        Shares       Weighted Remaining
      Exercise Price Range         Options Shares        Exercise Price       Exercisable      Exercise Price

      $1.00 - $2.49                   1,041,074             $1.15                474,822            $1.33
      $4.28 - $6.18                     315,674              5.10                315,675             5.10
      $7.00 - $8.25                     338,598              7.62                196,479             7.65
      $8.56 - $10.00                    129,709              9.36                 77,959             9.44
                                     ----------             -----              ---------            -----

                                      1,825,055             $3.62              1,064,935            $4.21
                                      =========             =====              =========            =====

      At July 28, 2001 and July 29, 2000 there were outstanding warrants of 65,000 and 127,813 respectively. Of these warrants 52,813 had been granted to the Company's lending bank and 10,000 had been granted to a consultant which expired in fiscal 2001 and 50,000 were granted to the former majority shareholder of Villa Sistemi Medicali S.p.A ("Villa") in connection with the acquisition of Villa and 15,000 were granted to consultants for services rendered.

      As of July 28, 2001 the distribution of warrants is as follows:

      Exercise Price     Number of Warrants           Expiration Date

         $7.94                50,000                  December 2005
         $7.69                15,000                  October 2004
                              ------

                              65,000
                              ------

      The fair value of options and warrants granted to non-employees was $150 and $271 at July 28, 2001 and July 29, 2000, respectively.

      The Company follows the provisions of APB 25 to account for its stock option plan. The fair value of the options were determined on the date of grant using a Black-Scholes option pricing model. These options were valued based on the following assumptions: an estimated life of seven years, volatility of 90%, risk free interest rate 6.2%, and no dividend yield.

      Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant dates for awards under those plans consistent with the methods recommended by SFAS No. 123, the Company's net loss and net loss per share for the fiscal year ended July 28, 2001, would have been stated at the pro forma amounts indicated below:

                                                          For fiscal year ended
                                                               July 28, 2001

      Net loss:
        As reported                                             $  (8,521)
        Pro forma                                               $  (9,127)

      Basic and diluted loss per share (as reported)            $   (1.09)
      Basic and diluted loss per share (pro forma)              $   (1.16)
      Weighted average number of shares outstanding              7,847,515
                                                                 ---------

      Accumulated Other Comprehensive Loss - Accumulated other comprehensive loss is comprised of a foreign currency translation loss of $391 at July 28, 2001. At July 29, 2000 accumulated other comprehensive loss was comprised of a foreign currency translation loss of $167 and an accumulated unfunded obligation for pension trust of $22, net of the income tax benefit of $14.

9.    LOSS PER SHARE

                                                         Year Ended July 28,2000

Numerator:
                Net loss                                      $    (8,521)
                                                              ===========

      Denominator:
            Denominator for basic loss per share:
                    Weighted average shares outstanding         7,847,515
                Effect of dilutive securities                          --
                                                              -----------

                Denominator for diluted loss per share          7,847,515
                                                              ===========

      Loss per basic and diluted common share                 $     (1.09)
                                                              -----------

      Common shares outstanding for the year ended July 28, 2001 were reduced by 628,566 shares of treasury stock.

      The computation of diluted shares outstanding does not include 1,825,055 employee stock options and 65,000 warrants to purchase company common stock, since the effect of their assumed conversion would be antidilutive.

10.   INCOME TAXES

      Provision (benefit) for income taxes consists of the following:

                                                  Fiscal Year Ended July 28,2001

          Current Tax Expense:
          Foreign                                           $   269

      Deferred (Benefit):
          Federal                                            (4,325)
          State and local                                      (798)
          Foreign                                               (84)
                                                            -------

      Net Benefit                                           $(4,938)
                                                            =======

      The following is a reconciliation of the statutory Federal and effective income tax rates:

                                                            Fiscal Year Ended
                                                              July 28,2001

      Statutory Federal income tax rate (Benefit)                (34.0)%
      State tax (Benefit), less Federal tax effect                (4.0)%
      Foreign                                                      1.4%
      Other                                                       (1.2)%
                                                                  ----

      Effective tax benefit rate                                 (37.8)%
                                                                  ====

      Deferred income tax assets (liabilities) are comprised of the following:

                                                July 28, 2001    July 29, 2000

      Deferred income tax assets:
        Federal net operating loss carryforward     $   6,129         $  3,192
        Foreign net operating loss carryforward         1,774            3,944
        Litigation settlement costs                     2,229               --
        State tax credits and operating
          loss carryforward                             2,235            1,682
        Federal R&D tax credits                           604              604
        Reserve for inventory obsolescence              1,902            2,127
        Allowances and reserves not
          currently deductible                            735            1,494
        Amortization                                      454              454
        Accumulated comprehensive loss                     --               14
        Defined benefit pension                            57              (98)
                                                     --------         --------

          Gross deferred income tax assets             16,119           13,413
                                                     --------         --------

      Less valuation allowance                           (955)          (3,589)
                                                     --------         --------

                    Deferred income tax assets         15,164            9,824
                                                     --------         --------

                                                July 28, 2001    July 29, 2000

      Deferred income tax liabilities:
        Federal effect of state tax credits              (336)            (336)
        Depreciation                                     (355)            (355)
        Difference in basis of fixed assets                --              (59)
        Inventory                                         (34)             (34)
                                                    ---------         --------

        Gross deferred income tax liabilities            (725)            (784)

      Net deferred income tax assets                $  14,439         $  9,040
                                                    =========         ========

      Deferred income tax assets are recorded in the consolidated balance sheets as follows:

                                                 July 28, 2001    July 29, 2000

      Deferred tax assets - current                   $ 4,643           $ 3,586
      Deferred tax assets - non-current                 9,796             5,454
                                                      -------           -------

                                                      $14,439           $ 9,040
                                                      =======           =======

      Valuation allowance has been recorded for New York State tax credits and for foreign subsidiary net operating loss carryforward not expected to be realized before expiring. The portion of the valuation allowance attributable to the foreign subsidiary net operating loss carryforward decreased from $2,994 at 2000 to $297 at 2001.

      At July 28, 2001, for income tax purposes, the Company had Federal net operating loss carryforwards of approximately $18,026, State net operating loss carryforwards of $15,644 and research and development tax credit carryforwards of $604, which will expire in 2018 through 2021.

      For foreign tax purposes, the Company's subsidiary has net operating loss carryforwards of approximately $1,449, which will expire in 2002 through 2004.

      Refundable income taxes of $3,829 and $3,341 at July 28, 2001 and July 29, 2000, respectively, are comprised of refunds that will be requested from federal and state government agencies, by the filing of amended tax returns for the fiscal years 1997, 1998, 1999, and 2000 as well as refunds that will be requested with the filing of the July 28, 2001 corporate tax returns.

11.   COMMITMENTS AND CONTINGENCIES

      a. Security and Exchange Commission ("SEC") Investigation - On December 11, 2000, the Division of Enforcement of the SEC issued a formal Order Directing Private Investigation, designating SEC officers to take testimony and requiring the production of certain documents, in connection with matters giving rise to the need to restate the Company's previously issued financial statements. The Company has provided numerous documents to and continues to cooperate fully with the SEC staff. In connection with the ongoing SEC investigation, there is a possibility that the SEC will assess some monetary fine against the Company in connection with the accounting practices under review. The likelihood or the dollar amount of such a fine or penalty is unknown at this time. Management of the Company cannot predict the duration of such investigation or its potential outcome.

      b. Class Action Litigation - A consolidated class action complaint against the Company, certain of its former officers and directors and its auditors has been filed in the United States District Court for the Southern District of New York. The complaint alleged violations of the federal securities laws and sought to recover damages on behalf of all purchasers of the Company's common stock during the class period November 6, 1997 to November 6, 2000. The complaint sought rescission of the purchase of shares of the Company's Common Stock or alternatively, unspecified compensatory damages, along with costs and expenses including attorney's fees.

            On July 26, 2001, the Company and certain other defendants reached an agreement in principle to settle the complaint. Under the terms of the settlement, the Company will provide the plaintiffs: (i) a $2,000 subordinated note due five years from the date of issuance with interest accrued at 6% per annum; (ii) 2.5 million shares of the Company's common stock; and, (iii) 1 million warrants to purchase the Company's Common Stock at $2 per share. The Warrants are callable by the Company at $0.25 per share if the Company stock trades at a price in excess of $4 for 10 days or more. This settlement was approved by the United States District Court for the Southern District of New York on January 29, 2002.

            Management of the Company believes the terms of the agreement in principle provided a reasonable basis to estimate the value of the Company's portion of the settlement as of July 28, 2001 and, accordingly, recorded a charge of $9,759 in fiscal year 2001. This amount was calculated using a discount factor of 12% to present value the subordinated note, the per share price of $1.50 that was the closing price of the Company's stock in the over the counter market on July 28, 2001, and an option pricing model to value the warrants. Also included in the charge are legal and other specialized fees incurred through July 2001 of $3,572 and an accrual of legal and related fees to be incurred in the future of $821.

            When the Court approved the class action settlement on January 29, 2002, and opportunities for appeal expired on March 21, 2002, all uncertainty regarding the final value of the securities issued by the Company in the settlement had been eliminated. Therefore, in the Third Quarter of Fiscal Year 2002, the Company will recognize an additional charge related to the increase in the value of the common stock and warrants from July 28, 2001, to January 29, 2002. This additional charge will be approximately $7,000.

      c. Department of Defense Investigation - On March 8, 2002, RFI Corporation, a subsidiary of the Company and part of the Power Conversion Group segment, was served with a subpoena by US Attorney Eastern District of New York. RFI supplies noise suppression filters for communications and defense applications. A portion of RFI's sales is to prime contractors to the US Government, and approximately 14% to 17% of RFI's sales over each of the last three years has been sales directly to the Department of Defense ("DoD"), Defense Supply Centers ("DSC") or to the US Armed Forces.

            The Company believes that the DoD has launched an investigation into RFI's quality control practices and record keeping. In addition, the DoD appears to be investigating other suppliers, some of whom may be distributors who sell many different components to the DoD, including some parts that may be manufactured by RFI.

            The Company is fully cooperating with this investigation, and has retained special counsel to represent the Company on this matter. Management of the Company cannot predict the duration of such investigation or its potential outcome.

      d. ERISA Matters - During the year ended July 28, 2001, management of the Company concluded that violations of the Employee Retirement Income Security Act, ("ERISA") existed relating to a defined benefit Plan for which accrual of benefits had been frozen as of February 1, 1986. The violations related to excess concentrations of the Common Stock of the Company in the Plan assets. In July 2001, management of the Company decided to terminate this Plan, and as a result in the fourth quarter of the year ended July 28, 2001, the Company recorded a charge of approximately $461 as the amount to fund this Plan to the termination value.

      e. Employment Matters - The Company had an employment agreement with the former Chief Executive Officer through July 2005. The agreement provided a minimum base salary, deferred compensation and bonuses, as defined. The Company accrued deferred compensation at a rate of 5% of pretax income with a minimum of $100 and a maximum of $125. The accumulated amount at July 28, 2001 and July 29, 2000 was $0 and $1,261, respectively.

                                                 July 28, 2001     July 29, 2000

      Deferred compensation liabilities:
         Former Chief Executive Officer                 $   --            $1,261
         Other officers                                    228               316
                                                        ------            ------

      Total deferred compensation liabilities           $  228            $1,577
                                                        ======            ======

      In the third quarter of fiscal 2001, the employment of the former Chief Executive Officer was terminated. In connection with the termination of the former Chief Executive Officer's employment, there is a possibility of the former Chief Executive Officer making certain claims under his employment agreement. The likelihood or the dollar amount of such a claim is unknown at this time. The Company believes that is has substantiated counterclaims that it could assert in any such action and, therefore, believes that its exposure to such a potential claim is not material to the Company's consolidating financial statements.

      The Company has entered into an employment agreement with its new Chief Executive Officer for the period July 2001 to April 2004. The terms of this agreement provide base salary, bonuses and deferred compensation. The new Chief Executive Officer may earn a bonus, which will be based on a percentage of his base salary, if certain performance goals established by the board are achieved. The new Chief Executive Officer's agreement provides that the new Chief Executive Officer will have the option to defer a portion of his bonus. In addition, the new Chief Executive Officer's employment agreement provides for certain payments in the event of death, disability or change in the control of the Company.

      In connection with the acquisition of a subsidiary, the Company has a deferred compensation agreement with the former president of the acquired company. Under the terms of the agreement, the Company will accrue deferred compensation at a base compensation rate of $20 per year, increased by 4% per year for 10 years. The accumulated amount of deferred compensation liability was $228 and $227 as of July 28, 2001 and July 29, 2000, respectively. This liability is intended to be funded by management by part of the Company's marketable securities of $59 and $68 as of July 28, 2001 and July 29, 2000, respectively, and cash of $23. Gains and losses, either recognized or unrealized, are for the benefit or detriment of this individual's deferred compensation.

      f. Other Legal Matters - The Company is a defendant in several other legal actions arising from normal course of business. On the advice of counsel, management believes the Company has meritorious defenses to such actions and that the outcomes will not be material to the Company's consolidated results of operations or consolidated financial condition.

      g. Non-compete Agreements - In connection with the acquisition of a subsidiary in 1992, the Company entered into a ten-year non-compete agreement with the former president of the acquired company. The Company has recorded a non-compete intangible, net of accumulated amortization of $44 and $91 as of July 28, 2001 and July 29, 2000, respectively. The net present value of future obligations relating to this obligation was $51 and $204 as of July 28, 2001, and July 29, 2000, respectively. In connection with the acquisition of a subsidiary, in April 1998 the former president of the acquired company became a technical consultant to the Company. The Company and the technical consultant have agreed to a ten-year non-compete agreement at a minimum annual rate of $50 as adjusted for the greater of five percent per annum or increases to the cost of living index. Additionally, in June 1994, the Company entered into a ten-year non-compete agreement with the former Chairman of the acquired company with the same terms. As of July 28, 2001 and July 29, 2000, the Company has recorded non-compete intangibles net of accumulated amortization of $323 and $402 in connection with these agreements, respectively. The amount recorded in the accompanying consolidated financial statements for the net present value of future obligations relating to these agreements was $547 and $635, classified as other long-term liabilities as of July 28, 2001 and July 29, 2000, respectively.

      h. Lease Commitments - The Company leases facilities for its manufacturing operations with expiration dates ranging from July 2002 through April 2004. In addition, the Company has various auto leases accounted for as operating leases. The future minimum annual lease commitments as of July 28, 2001 are as follows:

                        Fiscal Year                          Amount

                         2002                                $1,296
                         2003                                   727
                         2004                                   433
                         2005                                   126
                         2006 and thereafter                     --
                                                             ------
                                                             $2,582
                                                             ------

      Rent expense for fiscal 2001 was $1,241

12.   RESTRUCTURING CHARGES

      In 2001, the Company's management decided to close its Dynarad manufacturing in Deer Park New York and recorded a restructuring charge of $770. This charge included a $349 write off of the carrying value of fixed assets, a $150 charge for impairment of goodwill, severance and outplacement cost related to the termination of 5 individuals for $10, and $261 of rent expense relating to the remaining commitment on the lease of the closed facility. In addition in 2001, the Company's management decided to terminate a lease for a small facility used by Del Medical Imaging, and recorded a restructuring charge of $52. At July 28, 2001, amounts due in connection with restructuring plan are $271 which are included in accrued expenses and are expected to be paid in fiscal 2002.

                                  * * * * * *